Exhibit 99.1

News Release

Release Date:   Thursday, January 11, 2007

Release Time:   Immediate

Contact:        Eric E. Stickels, Executive Vice President & CFO

Phone:          (315) 366-3702

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Oneida Financial Corp. Increases Semiannual Dividend

         Oneida, NY, January 11, 2007 - Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp. (NASDAQ:ONFC), today announced that the Company has declared a cash dividend of twenty-four cents ($0.24) per share of the Company's common stock for the six month period ended December 31, 2006. The dividend represents an increase of one cent ($0.01) per share as compared with the previous semiannual dividend payment. The dividend is payable to shareholders of record as of January 23, 2007 and will be paid on February 6, 2007.

         The Board of Trustees of Oneida Financial MHC, the majority shareholder of the company owning 57.5% of the outstanding common stock, intends to continue waiving its receipt of cash dividend payments.

             Oneida Financial Corp. reported total assets at September 30, 2006 of $434.2 million and shareholders' equity of $55.8 million. The Company's wholly owned subsidiaries include; The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank, State Bank of Chittenango, a state chartered limited-purpose commercial bank, Bailey, Haskell & LaLonde Agency, an insurance and financial services company and Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm. Oneida Savings Bank was established in 1866 and operates eight full-service banking offices in Madison, Oneida and Onondaga counties.